Dunn Carney Allen Higgins & Tongue LLP	Exhibit 5.1

ATTORNEYS AT LAW

July 21, 2006

ADDRESS	VIA ELECTRONIC TRANSMISSION
Suite 1500
851 S.W. Sixth Avenue	Securities and Exchange Commission
Portland, Oregon	450 Fifth Street, N.W.
97204-1357	Washington, CC 20549

Phone 503.224.6440	Re:	Microfield Group, Inc.
Fax 503.224.7324		Our File No. MIC18-1

INTERNET
www.dunncarney.co	Ladies and Gentlemen:

          We refer to the registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Microfield Group, Inc., an Oregon corporation (the “Company”), with the Securities and Exchange Commission on July 21, 2006.

          We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the capacity of those signing, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

          Based on our examination mentioned above, we are of the opinion that the 7,500,000 shares of common stock being registered to be sold pursuant to the Registration Statement are duly authorized, validly issued, and fully paid and nonassessable.  The 5,625,000 shares of common stock of the Company to be issued upon the exercise of the Warrants are validly authorized, and assuming (a) the shares of common stock so issuable will be validly authorized on the dates of exercise, (b) no change occurs in the applicable law or the pertinent facts, and (c) the Warrants are exercised in accordance with their terms, the shares of common stock so issued will be validly issued, fully paid and nonassessable.

INDEPENDENT MEMBER OF MERITAS WITH AFFILIATED OFFICES IN MORE THAN 250 CITIES AND 60 FOREIGN COUNTRIES

This opinion is provided as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein.  Our opinion is limited to the matters stated herein and no other opinion may be implied or inferred.  Regardless of the status in which members of this firm are licensed to practice, our opinion is limited to the laws of Oregon and to any applicable federal laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Dunn Carney Allen Higgins & Tongue LLP

DUNN CARNEY ALLEN HIGGINS & TONGUE LLP